广东卫斯理律师事务所
GUANGDONG WESLEY LAW FIRM

Date: 12/05, 2025

MEDI Group Limited,

Unit 15-16, 22/F., CEO Tower

77 Wing Hong Street

Cheung Sha Wan

Kowloon, Hong Kong

Re: consent

Ladies and Gentlemen,

We are a qualified law firm and lawyers in the People's Republic of China ("PRC"), and we have been engaged by MEDI Group Limited(the "Company"), to advise on certain legal matters related to the PRC laws and regulations.

We hereby consent to the use of this consent as an exhibit to the Registration Statement on Form F-1, as amended (the "Registration Statement"), to be filed with the U.S. Securities and Exchange Commission. We further consent to the use of our name and to all references made to us in the Registration Statement, reply to the U.S. Securities and Exchange Commission and in the prospectus forming a part thereof.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the U.S. Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Guangdong Wesley Law Firm